Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Ra Medical Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share	457(c)	22,202,503	$0.165(1)	$3,663,413	0.0000927	$339.60

	Total Offering Amounts				$3,663,413		$339.60

	Total Fee Offsets						—

	Net Fee Due						$339.60

(1) Estimated in accordance with Rule 457(c) and 457(h) solely for the purpose of calculating the total registration fee on the basis of $0.165 per share, which represents the average of the high and low prices of the Registrant’s common stock as reported on The NYSE American on September 13, 2022.